Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 28, 2010

Auburn National Bancorporation, Inc. Reports Improved First Quarter Net Earnings

First Quarter 2010 Results – Compared to First Quarter 2009:

•	Improved profitability with net earnings of $1.6 million or $0.44 per share

•	Net interest margin increased by 22 basis points

•	Noninterest income improved due to gross realized securities gains of $1.1 million (pre-tax) and a significant decline in other-than-temporary impairment charges

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.28%

•	Strengthened loan loss reserve to 1.72% of total loans at March 31, 2010, compared to 1.21% at March 31, 2009

•	Maintained strong balance sheet with a tangible common equity ratio of 7.20%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.6 million, or $0.44 per share, for the first quarter of 2010, compared to $0.2 million, or $0.07 per share, for the first quarter of 2009.

Excluding the effects of non-operating items such as securities gains (losses) and other-than-temporary impairment charges, first quarter 2010 operating net earnings were approximately $1.0 million, or $0.26 per share, compared to first quarter 2009 operating net earnings of approximately $1.8 million, or $0.51 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s results for the first quarter of 2010 represent the Company’s highest quarterly net earnings total since the third quarter of 2008. Although we expect continued challenges during this difficult operating environment for the banking industry, we are encouraged by the Company’s first quarter results.”

Net interest income (tax-equivalent) was $5.3 million for the first quarter of 2010, an increase of approximately 8% from the first quarter of 2009. Net interest income (tax-equivalent) increased primarily due to net interest margin expansion. Average loans were $379.1 million in the first quarter of 2010, an increase of $6.4 million, or 2%, from the first quarter of 2009. Average deposits were $599.0 million in the first quarter of 2010, an increase of $18.1 million, or 3%, from the first quarter of 2009.

The provision for loan losses during the first quarter of 2010 was $1.5 million, compared to $0.6 million in the first quarter of 2009. The increase in provision for loan losses reflects increases in the overall level of risk within the loan portfolio, past due and nonperforming loans, and increases in net charge-offs. Nonperforming assets increased on a linked-quarter basis. Nonperforming assets were 2.28% of total assets at March 31, 2010, compared to 2.15% at December 31, 2009. The Company’s annualized net charge-off ratio was 1.48% in the first quarter of 2010, compared to 0.45% in the first quarter of 2009.

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Reports Improved First Quarter Net Earnings/page 2

Potential problem loans, which are not included in nonperforming assets, decreased on a linked-quarter basis. Potential problem loans amounted to $14.5 million, or 3.8% of loans, net of unearned income at March 31, 2010, compared to $16.8 million, or 4.5% of loans, net of unearned income. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms.

Mr. Spencer continued, “We remain focused on the early identification of problem credits and continue to work diligently to resolve and reduce our nonperforming assets. During the first quarter of 2010, the Company reported its first decrease in potential problem loans since the second quarter of 2008, reflecting a decrease in the level of downgrades within our loan portfolio. Despite the decrease in potential problem loans experienced during the first quarter of 2010, we expect nonperforming assets and net charge-offs to remain elevated until broader economic conditions improve.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.2 million in the first quarter of 2010, compared to $2.0 million in the first quarter of 2009. This change is primarily due to a decrease in mortgage lending income, reflecting a significant decrease in the level of mortgage refinance activity during the first quarter of 2010 compared to the record levels reported during the first quarter of 2009.

Total noninterest income, including non-operating items, was approximately $2.3 million in the first quarter of 2010, compared to a loss of $0.1 million in the first quarter of 2009. The increase in total noninterest income is primarily due to a decrease in other-than-temporary impairment charges, reflected within net securities gains (losses). Net securities gains (losses) included approximately $0.1 million of other-than-temporary impairment charges in the first quarter of 2010, compared to approximately $3.0 million in other-than-temporary impairment charges recognized in the first quarter of 2009. Other-than-temporary impairment charges recognized in earnings during the first quarter of 2009 primarily related to the Company’s investments in the common stock and trust preferred securities related to Silverton Financial Services, Inc.

Noninterest expense was approximately $3.6 million during the first quarter of 2010 and 2009. Increases in FDIC and other regulatory assessments expense and other noninterest expense were largely offset by decreases in salaries and benefits expense. The decrease in salaries and benefits expense was primarily attributable to a decrease in commissions paid to our mortgage originators as a result of decreased origination volume in the first quarter of 2010 compared to the first quarter of 2009.

In the first quarter of 2010, the Company paid cash dividends of $0.195 per share. At March 31, 2010, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $791 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

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Reports Improved First Quarter Net Earnings/page 3

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Improved First Quarter Net Earnings/page 4

Financial Highlights (unaudited)*

Quarter ended March 31
(Dollars in thousands, except per share amounts)	2010	2009
Results of Operations
Net interest income (a)	$5,268	$4,884
Less: tax-equivalent adjustment	437	359

Net interest income (GAAP)	4,831	4,525
Noninterest income (loss)	2,296	(89)

Total revenue	7,127	4,436
Provision for loan losses	1,450	550
Noninterest expense	3,636	3,553
Income tax expense	424	87

Net earnings	$1,617	$246

Per share data:
Basic and diluted net earnings:
GAAP	$0.44	$0.07
Operating (b)	0.26	0.51
Cash dividends declared	$0.195	$0.190
Weighted average shares outstanding:
Basic and diluted	3,643,116	3,646,827
Shares outstanding, at period end	3,643,112	3,644,957
Book value	$15.86	$15.14
Common stock price:
High	$21.95	$26.40
Low	17.61	18.07
Period-end:	$20.65	$21.00
To earnings ratio	19.86	x	15.22	x
To book value	130%	139%
Performance ratios:
Return on average equity:
GAAP	11.31%	1.70%
Operating (b)	6.68%	12.70%
Return on average assets:
GAAP	0.82%	0.13%
Operating (b)	0.49%	0.95%
Dividend payout ratio	44.32%	271.43%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.72%	1.21%
Nonperforming loans	60%	100%
Nonperforming assets as a % of:
Loans and foreclosed properties	4.65%	1.24%
Total assets	2.28%	0.58%
Nonperforming loans as a % of total loans	2.87%	1.21%
Net charge-offs as a % of average loans	1.48%	0.45%
Other financial data:
Net interest margin (a)	2.94%	2.72%
Effective income tax rate	20.77%	26.13%
Efficiency ratio (c)	48.07%	74.10%

Selected average balances:
Securities	$331,098	$338,435
Loans, net of unearned income	379,092	372,702
Total assets	784,183	779,295
Total deposits	599,021	580,921
Long-term debt	118,347	123,365
Total stockholders’ equity	57,208	58,051
Selected period end balances:
Securities	$333,660	$358,425
Loans, net of unearned income	380,619	374,185
Allowance for loan losses	6,546	4,532
Total assets	791,324	802,450
Total deposits	608,588	609,206
Long-term debt	118,345	123,363
Total stockholders’ equity	57,778	55,180

* Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a)	Tax equivalent. See "Explanation of Certain Unaudited Non-GAAP Financial Measures."
(b)	Operating measures. See "Explanation of Certain Unaudited Non-GAAP Financial Measures."
(c)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Improved First Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2010	2009
Net earnings, as reported (GAAP)	$1,617	$246
Non-operating items (net of 37% tax):
Securities (gains) losses, net (a)	(661)	1,597

Operating net earnings	$956	$1,843

Noninterest income (loss), as reported (GAAP)	$2,296	$(89)
Non-operating items:
Securities (gains) losses, net	(1,050)	2,123

Operating noninterest income	$1,246	$2,034

Total Revenue, as reported (GAAP)	$7,127	$4,436
Tax-equivalent adjustment	437	359
Non-operating items:
Securities (gains) losses, net	(1,050)	2,123

Total Operating Revenue (tax-equivalent)	$6,514	$6,918

Net interest income, as reported (GAAP)	$4,831	$4,525
Tax-equivalent adjustment	437	359

Net interest income (tax-equivalent)	$5,268	$4,884

Total stockholders' equity (GAAP)	$57,778	$55,180
Unrealized (gains) losses on available for sale securities, net of tax	(800)	855

Tangible Common Equity	$56,978	$56,035

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.